Exhibit 99.1

Artfest Acquires Art Channel, Inc. Monday January 14, 9:37 am ET

Company Appoints New CEO and Chairman

DALLAS, TX--(MARKET WIRE)--Jan 14, 2008 -- Artfest International, Inc. (OTC BB:ARTI.OB - News) announced today the completion of the acquisition of Art Channel, Inc. (ACI), a privately held Direct Marketing Company for Fine Art reproductions and Collectibles.

Art Channel Galleries (ACG) and Art Channel TV is an Internet and Broadcasting Corporation offering a comprehensive Internet-Based Business Opportunity that is unparallel in the industry.  The Art Channel plus its syndicated television programming provide an exclusive dynamic Business Opportunity.  The members receive leads that are generated from several elements including the upcoming Art Channel Television Network, Internet optimization, and syndicated commercials nationally.  The Art Channel members are supported with marketing promotions of Art Collectibles through wide-ranging Internet and Television campaigns.

The Art Channel recently launched a proprietary software system that provides an automated web site, personal self replicating Art Galleries, sales presentations, training, and a simplified authenticated delivery of Art Collectibles.  The members are primarily responsible for the marketing of the Art, business opportunities, and individualized support for team members.  The Art Channel System focuses on helping members become more time efficient and in turn, more successful; living a life where members work smarter not harder.

Artfest International also announced the appointment of Edward Vakser as Chief Executive Officer and Chairman.  Mr. Vakser also serves as CEO of Art Channel, Inc. Mr. Vakser, stated, "This is a great transaction for us.  We look forward to building and scaling our business globally and providing a great source of collectable Art as well as a wonderful direct sales model for those individuals seeking a residual income business."

Art Channel, Inc. sells reproductions of Autographed and Numbered, Limited-Edition Fine Art, Collectibles, and Celebrity Photographs to millions of customers all over the world.  These are top of the line, world renowned, artists and celebrities including but not limited to: Sam S Park, Tom Dubois, Ginger Cook, Cristobal Ortega, Nenad Mirkovich, Eduardo De La Cruz, Boehm Collectables, Malcom Farley, Victor Shvaiko, Thomas Stiltz, Vladimir Volegov, Rob Hefferan, Bob Monroe, Justin Sparks, Randy Jacobs, and many more Living Artists as well as the old Masters Of Europe, Russia and the Americas.

The principals of the ACI are seasoned professionals and entrepreneurs in the media, production, marketing, product placement/advertising, and direct-sales industries who are confident that this innovative concept is on its way to becoming the most successfuldirect-sales company by leveraging the fast-growing Fine Art Reproduction and collectibles industry with television advertising and marketing in conjunction with global direct-sales channels.

According to Daniel Gross of MoneyBox Magazine, "Fine art is making huge financial news this week, what with cosmetics-heir-turned-super-collector Ronald Lauder paying $135 million for a Gustav Klimt painting and Sotheby's and Christie's posting gigantic numbers at their Impressionist and Modern art auctions. Read more at (www.slate.com/id/2144185).

About Artfest International, Inc.

Artfest International, Inc. is a publicly traded company under the symbol "ARTI."  The company has been created to connect the passions of galleries, artists, investors, decorators, designers and private collectors wherever they are on a global scale.  More info: (www.artfestinternational.com)

Through www.MyArtfest.com (e-commerce venue), Artfest International, Inc. is positioned to serve as the leader in the art and home decor industries.  Our mission is to increase our subscribers' sales by providing top-quality marketing tools, items-of-value, and relationships that expand their customer base and physical reach.

About Art Channel, Inc.

Art Channel, Inc. ("ACI") (www.artchannel.tv) through the Art Channel Galleries ("ACG") (www.ArtChannelGalleries.com) has launched the most exciting product and rewards program in the history of the direct-sales industry.  The world collectible market is a $120 billion market, and ACI is poised to dominate this industry through an unparalleled combination of television marketing and advertising in conjunction with a global direct-sales strategy to recruit hundreds of thousands of Associates and Customers by word-of-mouth advertising.

Safe Harbor Statement -- This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934. Statements contained in this release that are not historical facts may be deemed to be forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain.  Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, ability to obtain financing and regulatory and shareholder approvals for anticipated actions.  Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements.  In addition, actual or future results may differ materially from those anticipated depending on a variety of factors, including continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation,sales and earnings growth, ability to attract and retain key personnel, and general economic conditions affecting consumer spending.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  ARTI does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

Contact:
     For More Information, Contact:
     Artfest International, Inc.
     Jacob Cohen
     Controller
     15851 Dallas Parkway, Suite 600
     Addison, TX  75001
     Tel: 877.278.6672
     jcohen@artfestinternational.com

Source: Artfest International, Inc.